Exhibit 4.5

THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION FOR A PERIOD OF ONE (1) YEAR FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) (WHICH SUCH ONE (1) YEAR PERIOD SHALL BE INCLUSIVE OF A 180-DAY LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE PURSUANT TO RULE 2710(G)(1) OF THE CONDUCT RULES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (“NASD”)) TO ANYONE OTHER THAN (1) CRT CAPITAL GROUP LLC (“CRT”) OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING (DEFINED BELOW), OR (2) A BONA FIDE OFFICER OR PARTNER OF CRT OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER. THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF (A) THE CONSUMMATION BY TRANSFORMA ACQUISITION GROUP INC. (“COMPANY”) OF AN ACQUISITION OF ONE OR MORE ASSETS OR CONTROL OF ONE OR MORE OPERATING BUSINESSES THROUGH A MERGER, CAPITAL STOCK EXCHANGE, STOCK PURCHASE, ASSET ACQUISITION OR OTHER SIMILAR BUSINESS COMBINATION (“BUSINESS COMBINATION”), AND (B)                     , 2007. VOID AFTER 5:00 P.M. NEW YORK CITY LOCAL TIME,                     , 2010.

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

562,500 UNITS

OF

TRANSFORMA ACQUISITION GROUP INC.

1. Purchase Option.

THIS CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of                      (“Holder”), as registered owner of this Purchase Option (“Purchase Option”), to Transforma Acquisition Group Inc. (“Company”), Holder is entitled, at any time or from time to time upon the later of the consummation of a Business Combination or                     , 2007 (“Commencement Date”), and at or before 5:00 p.m., New York City local time,                     , 2010 (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 562,500 units (“Units”) of the Company, each Unit consisting of one share of common stock of the Company, par value

$0.0001 per share (“Common Stock”), and one warrant (“Warrant”) expiring four years from the effective date (“Effective Date”) of the registration statement (“Registration Statement”) pursuant to which Units are offered for sale to the public (“Offering”). Each Warrant is the same as the warrants included in the Units being registered for sale to the public by way of the Registration Statement (“Public Warrants”), except that Holder is entitled to receive certain “piggy-back” registration rights with respect to the Units exercisable upon exercise of this Purchase Option, as set forth in Section 5 below. Each Warrant is exercisable for the Company’s Common Stock at an exercise price of $6.00 per share (such exercise price, as it may be adjusted hereunder, the “Underwriter’s Warrant Price”). If the Expiration Date is a day on which banking institutions are authorized by law to close in New York City, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. Except as otherwise set forth herein, during the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $10.00 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and shares of Common Stock and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price per Unit or the adjusted exercise price per Unit, depending on the context.

2. Exercise.

2.1. Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2. Limitations. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Purchase Option and shall have no obligation to settle the Purchase Option exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities underlying the Purchase Option is effective and a current prospectus is on file with the Securities and Exchange Commission (the “Commission”). In the event that a registration statement with respect to the securities underlying a Purchase Option is not effective under the Securities Act or a current prospectus is not on file with the Commission, the holder of such Purchase Option shall not be entitled to exercise such Purchase Option. Notwithstanding anything to the contrary in this Purchase Option, under no circumstances will the Company be required to net cash settle any exercise of the Purchase Option. The Purchase Option may not be exercised by, or securities underlying such Purchase Option issued to, any registered holder in any state in which such exercise or issuance would be unlawful. For the avoidance of doubt, as a result of this Section 2.2, any or all of the Purchase Option may expire unexercised. In no event shall the registered Holder of this Purchase Option be entitled to receive any monetary damages if the securities underlying this Purchase Option have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is not on file with the Commission, provided the Company has fulfilled its obligation to use its best efforts to effect such registration and ensure a current prospectus is on file with the Commission.

3. Transfer.

3.1. General Restrictions. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate, or enter into any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, this Purchase Option for a period of one (1) year following the Effective Date (which such one (1) year period shall be inclusive of a 180-day lock-up period following the Effective Date pursuant to Rule 2710(g)(1) of the NASD Conduct Rules) to anyone other than (a) CRT or an underwriter or a selected dealer in connection with the Offering, or (b) a bona fide officer or partner of CRT or of any such underwriter or selected dealer. On and after such one (1) year period following the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith, and the permitted transferee must agree in writing to be bound by the obligations of Holder hereunder. The Company shall within five (5) business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2. Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Option shall not be transferred unless and until (a) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Sidley Austin LLP shall be deemed satisfactory evidence of the availability of an exemption), or (b) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Commission and compliance with applicable state securities law has been established.

4. New Purchase Options to be Issued.

4.1. Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2. Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Piggy-Back Registration Rights; General Terms.

5.1. Piggy-Back Registration.

5.1.1. Piggy-Back Rights. If at any time during the seven (7) year period commencing on the Effective Date the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 5.1), other than a registration statement (a) on Form S-4 or S-8, or their successors, (b) covering only securities proposed to be issued in exchange for securities or assets of another entity, (c) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (d) for an offering of debt that is convertible into equity securities of the Company, or (e) for a dividend reinvestment plan, then the Company shall (i) give written notice of such proposed filing to the holders of the securities underlying the Purchase Option, including the Units, Common Stock, the Warrants and the Common Stock underlying the Warrants (collectively, the “Registrable Securities”) as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (ii) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

5.1.2. Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 5.1, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (i) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities, if any, comprised of the shares of Common Stock or other securities registrable pursuant to the terms of the Registration Rights Agreement between the Company and the initial investors in the Company, dated as of                     , 2006 (the

“Registration Rights Agreement” and such registrable securities, the “Investor Securities”) pursuant to the applicable written contractual piggy-back registration rights of such security holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)), that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities, if any, for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities, (i) first, the shares of Common Stock or other securities, if any, for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities, if any, that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities, if any, for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Investor Securities, (i)

first, the shares of Common Stock or other securities, if any, for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities, if any, that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities, if any, comprised of Investor Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (v) fifth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the shares of Common Stock or other securities, if any, for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

5.1.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal by the Company, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 5.1.4.

5.1.4. Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding

Registrable Securities with not less than ten (10) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its reasonable best efforts to cause any registration statement filed pursuant to the above “piggy-back” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.1.5. Permitted Delays. The Company shall be entitled to postpone, for up to sixty (60) days (but not for more than one hundred eighty (180) days in any calendar year), the filing of any registration statement under this Section 5.1, if (a) at any time prior to the filing of such registration statement the Company’s Board of Directors determines, in its good faith business judgment, that such registration and offering would materially and adversely affect any financing, acquisition, corporate reorganization, or other material transaction involving the Company, and (b) the Company delivers to the Holders of the Registrable Securities exercising their “piggy-back” rights written notice thereof within five (5) business days of the date of receipt by the Company of such requests for Piggy-Back Registration.

5.2. General Terms.

5.2.1. Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement, but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriter contained in Section              of the Underwriting Agreement among the Company, CRT and Banc of America Securities LLC, dated the Effective Date. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section              of the Underwriting Agreement pursuant to which the underwriter has agreed to indemnify the Company.

5.2.2. Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.2.3. Confidentiality. Notwithstanding any provision contained herein to the contrary, the Company shall not be required to disclose any confidential information or other records to the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.2.4. Documents Delivered to Holders. The Company shall furnish to the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (a) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (b) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the NASD. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as the Holders shall reasonably request.

5.3. Underwriting Agreement. To the extent requested by any managing underwriter, the Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to the identification of such Holders and their intended methods of distribution of such Registrable Securities. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.1. Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Section 5.1 for the registration of Registrable Securities held by any Holder (a) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (b) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

5.3.2. Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6. Adjustments.

6.1. Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1. Stock Dividends—Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a two-for-one stock dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $10.00 per whole Unit (each Warrant underlying the Units is exercisable for $6.00 per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $10.00 per Unit, each Unit entitling the holder to receive two shares of Common Stock and two Warrants (each Warrant exercisable for $3.00 per share).

6.1.2. Extraordinary Dividend. If the Company, at any time while this Purchase Option is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock receivable upon exercise of the Purchase Option), other than (a) as described in Sections 6.1.1, 6.1.3 or 6.1.4, (b) regular quarterly or other periodic dividends, (c) in connection with the conversion rights of the holders of Common Stock upon consummation of the Company’s initial Business Combination, or (d) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s

Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

6.1.3. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.3 hereof or that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.3, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. Notwithstanding the foregoing or any contrary provision contained herein, upon the written request of the Company, Holder agrees that, in the event of any transaction contemplated by this Section 6.1.4 in which the sole consideration is cash, either (a) Holder shall exercise this Purchase Option and such exercise will be deemed effective immediately prior to the consummation of such transaction, or (b) if Holder elects not to exercise this Purchase Option, this Purchase Option will expire upon consummation of such transaction.

6.1.5. Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.1.6. Adjustments of Warrants. To the extent the price of the Warrants is lowered pursuant to Section              of the Warrant Agreement, dated             , 2006, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), the price of the Warrants underlying the Purchase Option shall be reduced equally, subject to any limitations and conditions that may be imposed by NASD Corporate Financing Rule 2710 and any such reduction must remain in effect for at least twenty (20) business days. To the extent the duration of the Warrants is extended pursuant to Section              of the Warrant Agreement, the duration of the Warrants underlying the Purchase Option shall be extended on identical terms, subject to any limitations that may be imposed by NASD Corporate Financing Rule 2710.

6.2. Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, shares of Common Stock or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the Purchase Options or the Warrants underlying the Purchase Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Options and payment of the respective Warrant exercise price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Purchase Options shall be outstanding, the Company shall use its best efforts to cause all (a) Units and shares of Common Stock issuable upon exercise of the Purchase Options, (b) Warrants issuable upon exercise of the Purchase Options, and (c) shares of Common Stock issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable, on the Nasdaq National Market, SmallCap Market, OTC Bulletin Board or any successor trading market) on which the Units, the Common Stock or the Public Warrants issued to the public in connection herewith may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1. Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Options and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2. Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (a) if the

Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3. Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Treasurer.

8.4. Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (a) if to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (b) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

Transforma Acquisition Group Inc.

350 Park Avenue, 10th Floor

New York, NY 10022

Attn: Chief Executive Officer

9. Miscellaneous.

9.1. Amendments. The Company may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that the Company, in the exercise of reasonable judgment, determines that it shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3. Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4. Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5. Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive (to the extent permitted by applicable law). The Company hereby waives any objection that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.6. Waiver of Trial by Jury. Each of the Company and Holder hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.

9.7. Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.8. Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

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IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the                      day of                     , 2006.

TRANSFORMA ACQUISITION GROUP INC.

By:
Larry J. Lenhart
President and Chief Executive Officer

Form to be used to exercise Purchase Option:

Transforma Acquisition Group Inc.

350 Park Avenue, 10th Floor

New York, NY 10022

Date:                                         , 200

The undersigned hereby elects irrevocably to exercise [all/a portion] of the within Purchase Option and to purchase              Units of Transforma Acquisition Group Inc. and hereby makes payment of $• (at the rate of $• per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Common Stock and Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.

NOTICE: The signature to this exercise notice must correspond with the name as written upon the face of the Purchase Option in every particular, without alteration or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder

to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,                      does hereby sell, assign and transfer unto                      the right to purchase                      Units of Transforma Acquisition Group Inc. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:	, 200

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Purchase Option in every particular, without alteration or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

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